                                  EXHIBIT 10.2
                AGREEMENT BETWEEN MCALLEN CAPITAL PARTNERS, INC.
                         AND JACKSONVILLE BANCORP, INC.
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                  [MCALLEN CAPITAL PARTNERS, INC. LETTERHEAD]








                                  PROPOSAL TO:

                                  JACKSONVILLE
                                    BANCORP,
                                      INC.

                              JACKSONVILLE, FLORIDA




                                 FOR PROVIDING:

                           FINANCIAL ADVISORY SERVICES

                                    MAY 1998
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                  [MCALLEN CAPITAL PARTNERS, INC. LETTERHEAD]


                                                      May 29, 1998

Mr. Victor M. George
President
Jacksonville Bancorp, Inc.
4337 Pablo Oaks Court
Suite 102
Jacksonville, Florida 32224

Dear Mr. George:

         Based on our recent discussions with you, McAllen Capital Partners, Inc. ("McAllen Capital" or "MCP") is pleased to present this proposal for an ongoing advisory relationship with Jacksonville Bancorp, Inc. ("Jacksonville Bancorp" or the "Company") and its subsidiary, The Jacksonville Bank ("Jacksonville Bank" or the "Bank"). This proposal discusses the elements and pricing of such an engagement. The following pages describe the scope of our work, our fee schedule and the estimated time frame of the project. Also included is some background on MCP and the principal who would be advising you. I would like to note several important general points discussed with your Board of Directors and/or you in our recent discussions.

- With the completion of Regency Bancorp's and Federal Trust Corporation's stock offerings, which were both consummated during the past six months, we will have participated in 15 successful transactions involving community banking institutions during the last five years. These transactions ranged in size from $4 million to over $100 million in gross proceeds. The majority of these transactions, however, were less than $15 million, which are the most difficult transactions to complete. We are not aware of any financial advisory or investment banking firm that can match this track record. Moreover, based on our experience with smaller public and private offerings (under $10 million), we are very confident that most advisors and investment bankers do not provide the services discussed below.

- Given our investment banking background, commercial banking expertise, and regulatory knowledge, we can effectively communicate the most salient aspects of Jacksonville Bancorp's prospective transaction to the Company's management, directors and the investment community.

- Our background is that of independent and objective advisors who will work exclusively for the Company. Simply put, our SOLE responsibility is to make certain the best interests of the Company (and its shareholders) are always being served -- both today and in the future.

- Finally, we believe strongly enough in the long-term prospects of the Company that we have developed a fee arrangement that is principally success fee oriented inasmuch as a significant portion of the payment is linked to our success in the sale of the stock.

Mr. Victor M. George
Jacksonville Bancorp, Inc.
May 29, 1998
Page 2


SCOPE OF THE WORK

         Based on our past experience in working with financial institutions, I believe there are certain fundamental keys to succeeding in the offering we discussed, specifically, a combination community/public offering. The keys were summarized in our previous discussions to you, but let us reiterate them for you again and outline how we would assist in accomplishing each of these. Our efforts would include, but not be limited to, the following six elements:

         (1) DEVELOPING STRATEGIC/CAPITAL PLANS THAT SELL REGULATORS AND INVESTORS.

                  This process begins with our analysis of the current strategic and capital plans, as well as the development of projected financial and operating data for the Company/Bank. In addition, we will examine other appropriate background material and have discussions with the institution's senior staff. Our analysis of this data will generate a clear definition of the potential financial resources. It will also help us understand the current and prospective regional economic/demographic conditions and competitive operating environment, as well as, define the true future capabilities of the institution.

                  The results of this analysis would be presented in a summary strategic/capital plan that: a) presents a succinct statement of corporate goals, direction and objectives; b) represents realistic and achievable game plan for the post-capitalization environment; and c) develops regulatory and investor support for the capital offering. This summary strategic/capital plan would be incorporated into an informational document (described below) that would be used to educate and stimulate interest among the investment community, investment bankers and investors alike.

         (2)      DEVELOPING THE COMPANY'S STORY -- HIGHLIGHTING ITS UNIQUE
                  ATTRIBUTES.

                  With regard to this key, MCP would develop an informational document, which would, among other things: (1) establish the corporate profile of the Company and its role in a post-capitalization environment; (2) identify those facets of the Company that will provide long-term investment value; and
                  (3) focus investor attention towards the ultimate stock valuation.

                  This document provides a general description of the Company, including: an overview of its market (demographics, deposit growth, market positions of competitive institutions, financial competitiveness, etc.), its prospective financial condition and performance (capital status, capital alternatives, asset quality, quality and predictability of earnings), its management, and the future potential of the Company/Bank.

Mr. Victor M. George
Jacksonville Bancorp, Inc.
May 29, 1998
Page 3


SCOPE OF THE WORK (CONTINUED)

         (2)      DEVELOPING THE COMPANY'S STORY ... (CONTINUED)

                  This document is used to educate and garner the support of the investment community, investment bankers and investors (usually a mix of retail and entrepreneurial/high net worth individuals). In addition, it is used to generate competition among the investment banking/brokerage community so as to lower the overall cost of the offering. MCP would actively participate in the presentations to, negotiations with, and selection of a team of investment bankers.

         (3) DESIGNING EFFECTIVE PRESENTATIONS TAILORED TO THE VARIOUS TARGET AUDIENCES.

                  This effort would not only help the Company in its prospective offering, but would also provide the foundation for its future investor/public relations efforts. In summary, the effort provides marketing and sales promotional material designed to enlighten and gain investor support. MCP creates presentations of varied sophistication designed to meet the informational needs of audiences ranging from "community" to institutional/entrepreneurial investors, and the information provided tells both the corporate "story", and why the Company's stock is a compelling investment opportunity.

                  In this regard, MCP develops presentations that induce prospective stakeholders (customers, employees and shareholders). We would, if appropriate, directly participate in such presentations bringing our independent and objective perspective on the financial fundamentals and stock valuations of community banks. We have found that our participation greatly enhances the "community" offering effort, and contributes to the public offering as well. This effort includes assisting with the preparation of certain elements of the offering prospectus.

         (4) STRUCTURING A TRANSACTION THAT ENSURES SHORT-TERM CAPITAL COMPLIANCE AND LONG-TERM COMPETITIVE VIABILITY.

                  We have proposed a transaction that incorporates all of the key considerations of the principal participants (the Company, its Directors and employees, the regulators and prospective investors) previously discussed and one that minimizes the overall cost to the organization. The offering would help garner support and future business from your local market, while establishing a lower "offering" fee from the underwriters for this portion of the offering. The public offering will be used to, among other things, increase the liquidity and valuation of the Company's stock and increase the overall awareness of the market.

Mr. Victor M. George
Jacksonville Bancorp, Inc.
May 29, 1998
Page 4


SCOPE OF THE WORK (CONTINUED)

         (5)      EFFECTIVELY MANAGING THE CAPITAL RAISING PROCESS.

                  McAllen Capital assists the management of nearly every facet of the capital raising process. We effectively act as the bank's inside investment banker, advising on formation, organization and on-going management of the public offering "team", including attorneys, accountants, investment bankers, financial printers, transfer agents, etc. Given our track record of success in community bank transactions, our participation: (1) provides confidence to the various parties;
                  (2) lowers the overall cost of the transaction; and (3) enhances the after-market support of the equity issue.


         (6)      POST-CAPITALIZATION MONITORING AND PLANNING.

                  Having participated directly in or analyzing a significant portion of the recapitalizations, MCP strongly believes that the first year after the capitalization is a very critical period. The foundation for the long-term success or failure of the recapitalization is developed during this time. As such, we will help Jacksonville Bancorp's Board by assisting in the monitoring and planning process during this crucial time frame. Throughout the first post-capitalization year, we will participate, at Jacksonville Bancorp's request, in Board meetings and help facilitate the monitoring and planning process, which is a basic element of the strategic planning process. One of the principal objectives will be to ensure that management and the Board of Directors of both the Company have been fully informed (in a timely and on a cost effective basis) as to their various strategic alternatives, and that both groups fully understand what strategies will advance the after-market support of the stock and maximize long-term shareholder value.

TIME FRAME

         MCP would be prepared to begin the project immediately upon your approval. We would need approximately two or three weeks to prepare the appropriate planning and marketing material, assuming that basic data is readily available from the Company. During this same period, we would begin the transaction structuring and marketing process, including the presentations/negotiations to prospective investment bankers/placement agents. The entire process from start to consummation of the offering could take as little as three months or as long as four.

Mr. Victor M. George
Jacksonville Bancorp, Inc.
May 29, 1998
Page 5


FEE SCHEDULE

         Our standard fee schedule for these types of engagements (Elements 1 through 5 above) includes professional fees charged for work done on the project, plus normal out-of-pocket expenses. Our fee schedule for Element 6 (post-capitalization monitoring and planning) is outlined below.

         Specifically, for Elements 1 through 5, our hourly fees are $150 per hour worked. Typically, our hourly professional fees would range between $10,000 to $15,000 per month, although the first month would likely be higher due to the amount of time needed for the front-end effort. Since we are very interested in continuing to participate in this transaction, we will cap our professional fees for the first four months of this engagement at $20,000; the entire amount to be applied to the success fee described below. If the project should go well beyond this period or our role changes from that of a financial advisor, we would discuss a new fee arrangement with you.

         It is our standard practice to request that each of our clients maintain a retainer balance with us, against which we charge our fees and out-of-pocket expenses. In this case, we suggest an initial retainer of $15,000 which will be replenished should the balance in the retainer account fall below $1,000. At the conclusion of the engagement, we will refund the balance, if any, in the retainer account. Our fees and out-of-pocket expenses will be billed as incurred at the end of every month against the retainer account.

         For Element 6 of the engagement (Post-Capitalization Monitoring and Planning), we would charge a nominal professional fee and normal out-of-pocket expenses. Given our analysis to-date of the Company/Bank and our participation in the recent capital offerings of community banks (see Capital Raising Experience below), we would charge a flat fee of $5,000 for the year (or $1,250 for each of the four quarterly Board meetings).

         In addition to the professional fees, MCP would receive a success fee if a successful sale of the shares, or a significant portion thereof, occurs in a stock offering(s). This success fee would be equal to one and one-half percent (1.5%) of the gross proceeds from the community and public offerings, which excludes the amount raised from Directors and employees. For example, if the gross proceeds were to equal $10 million, our success fee would equal $150,000.

Mr. Victor M. George
Jacksonville Bancorp, Inc.
May 29, 1998
Page 6


CORPORATE BACKGROUND - MCALLEN CAPITAL

         McAllen Capital sole mission is to provide expert, discrete and cost-effective advisory services to financial institution managers, directors and investors. Our firm has a reputation for high quality service, because our professionals are focused, experienced, work interdependently and produce successful results.

         Our professionals are FOCUSED. McAllen Capital is a specialized consulting firm providing a select range of financial, economic and management advisory services exclusively to the financial services industry. Our nationwide client base includes commercial banks, bank holding companies, thrift institutions, mortgage banking firms, government regulatory agencies, and investors in the financial services industry.

         Our professionals are EXPERIENCED. Our principals are seasoned financial service firm professionals. Prior to forming McAllen Capital, our professionals have worked for or with leading financial service firms, financial consulting concerns and investment banks. As such, we possess a wealth of practical industry experience, financial advisory expertise and regulatory knowledge. In addition, we have, in aggregate, 40 years of financial advisory and management experience. More specifically, we have a firsthand appreciation of what it takes to successfully implement organizational change.

         Our professionals work INTERDEPENDENTLY. We bring to each engagement an in-depth understanding of the financial institution's markets, competition, economics and regulation. In this regard, we act as an independent and objective counsel to our clients. Yet, we understand that high degree of client consensus, commitment and involvement are necessary if meaningful results are to be achieved. Therefore, we work hard to build rich, enduring, and highly productive partnerships with our clients.

         Our professionals PRODUCE SUCCESSFUL RESULTS. By combining our expertise with our focused and integrated approach, McAllen Capital empowers our clients to achieve superior economic performance and build sound, efficient organizations. In short, we help our clients produce practical, concrete results that optimize financial performance.

         With our offices in suburban Washington, D.C., McAllen Capital can stay abreast of the dynamic regulatory and legislative environment. Our professionals have an excellent working relationship with all of the major financial institution regulatory agencies: Federal Deposit Insurance Corporation, Federal Reserve, Office of the Comptroller of the Currency, Office of Thrift Supervision, and various state regulators.

Mr. Victor M. George
Jacksonville Bancorp, Inc.
May 29, 1998
Page 7


FINANCIAL ADVISORY SERVICES

         One of the primary services McAllen Capital provides is effecting capital and strategic transactions for small to medium size financial institutions. These transactions include raising both Tier 1 and Tier 2 capital for insured institutions and providing financial advisory services relating to mergers and acquisitions. McAllen Capital generally serves insured institutions with assets of up to $1 billion. The Firm focuses on serving independent banks for capital transactions and all banks for strategic transactions. Services are provided to bank holding companies, commercial banks, state-chartered industrial loan companies, and savings and loan associations.

         McAllen Capital may solicit the assistance of private brokerage firms that assist sophisticated retail and small capitalization institutional customers, if it is deemed necessary for a particular transaction. MCP will assist such companies in providing both retail and institutional research to individuals and portfolio managers who invest in financial service companies. McAllen Capital focuses exclusively on common, convertible, and straight debt securities, as opposed to municipals, mutual funds and limited partnerships. Through MCP's institutional quality research and presentations, McAllen Capital can illuminate unappreciated, under-followed small capitalization stocks that provide compelling investment opportunities.

         In the area of capital raising, McAllen Capital believes in "building-block offerings", that is financing the growth of its clients over time through a series of well-timed, well-structured capital financings. In addition, we believe that whenever possible, the stock distribution should be well-balanced, involving retail, entrepreneurial and institutional accounts, and the creation of underwriting syndicates of local and regional brokerage firms. McAllen Capital targets $4 million to $15 million offerings for independent community banks/thrifts. Our investment banking competitors generally will not manage offerings of this size. Moreover, other local and regional-based investment banking firms have been less active in raising capital for banks or other financial service companies.


MCALLEN CAPITAL'S FINANCIAL ADVISORY EXPERIENCE

         During the last 25 years, we have provided senior level financial advisory and investment banking services to financial institution managers, directors and investors, including bank holding companies, commercial banks, thrift institutions, mortgage bankers and credit finance companies. The financial advisory transactions have included mergers/acquisitions, divestitures, branch transactions, mutual-to-stock conversions, and other capital raising transactions, including recapitalizations. Other assignments have included providing fairness opinions, portfolio valuations, profitability analyses, strategic/corporate development planning, and investment advisory studies. Our professionals have prepared numerous analyses of debt and equity issues of financial service firms and presented this material to retail, entrepreneurial and institutional clients.

Mr. Victor M. George
Jacksonville Bancorp, Inc.
May 29, 1998
Page 8


MCALLEN CAPITAL'S CAPITAL RAISING EXPERIENCE

         For more than a decade, our professionals have participated in dozens of capital raising efforts that ranged in size from $4 million to more than $150 million. In recent years, we have focused on smaller capital formation/enhancement transactions, by raising funds for both troubled and healthy financial institutions. These smaller transactions, between $4 million and $15 million, however, are the MOST difficult to complete. Nevertheless, during the past five years, we completed 15 such offerings for community banks, a distinction that sets us apart from any major or regional investment banking firm.

         During the last five years, we have helped our clients raise gross proceeds approaching $400 million through public and private offerings. Moreover, our knowledge of the capital markets is nationwide in scope. McAllen Capital has helped raise capital for clients from New England to Southern California.

SUMMARY

         We hope we get the chance to assist you in this project. McAllen Capital knows the process, the markets and all of the possible participants. We are a results driven firm, and our record of achieving success with these types of transactions is outstanding. If you have any questions, please contact John Rose or me at (724) 983-3767 or (301) 990-4020, respectively. Our standard confidentiality and indemnification clauses are attached.

                                             Sincerely,


                                             /s/ Alan P. Carruthers

                                             Alan P. Carruthers
                                             Senior Vice President

Attachment

Mr. Victor M. George
Jacksonville Bancorp, Inc.
May 29, 1998
Page 9


         If the terms described in this letter are satisfactory, please sign in the space provided below and return a copy along with a check for $15,000 to McAllen Capital Partners, Inc.


ACCEPTED:

Jacksonville Bancorp, Inc.



BY:               /s/ Victor M. George
         ------------------------------------------------------


TITLE:            President & CEO
         ------------------------------------------------------


DATE:             June 10, 1998
         ------------------------------------------------------

Mr. Victor M. George
Jacksonville Bancorp, Inc.
May 29, 1998
Page 10


                                 MCALLEN CAPITAL
                   CONFIDENTIALITY AND INDEMNIFICATION CLAUSES


The Company and McAllen Capital agree to the following:

         1. The Company agrees to make available or to supply to McAllen Capital such information with respect to its business and financial condition as McAllen Capital may reasonably request in order to provide the aforesaid financial advisory services. Such information heretofore or hereafter supplied or made available to McAllen Capital shall include: annual financial statements, periodic regulatory filings and material agreements, debt instruments, off balance sheet assets or liabilities, commitments and contingencies, unrealized gains or losses and corporate books and records. All information provided by the Company to McAllen Capital shall remain strictly confidential (unless such information is otherwise made available to the public other than as a result of a breach of this Agreement by McAllen Capital), and if the transaction is not consummated or the services of McAllen Capital are terminated hereunder, McAllen Capital shall upon request promptly return to the Company the original and any copies of such information and will destroy any analysis or other work derived from such information.

         2. The Company hereby represents and warrants to McAllen Capital that any information provided to McAllen Capital does not and will not, to the best of the Company's knowledge, at the times it is provided to McAllen Capital, contain any untrue statement of a material fact or fail to state a material fact necessary to make the statements therein not false or misleading in light of the circumstances under which they were made.

         3. (a) The Company agrees that it will indemnify and hold harmless McAllen Capital, any affiliates of McAllen Capital, the respective directors, officers, agents and employees of McAllen Capital or their successors and assigns who act for or on behalf of McAllen Capital in connection with the services called for under this agreement (hereinafter referred to as "McAllen Capital"), from and against any and all losses, claims, damages and liabilities (including, but not limited to, all losses and expenses in connection with claims under the federal securities laws) actually incurred by McAllen Capital and attributable to: (i) any untrue statement or alleged untrue statement of a material fact contained in the financial statements or other information furnished or otherwise provided by an authorized officer of the Company to McAllen Capital, either orally or in writing, (ii) the omission or alleged omission of a material fact from the financial statements or other information furnished or otherwise made available by an authorized officer of the Company to McAllen Capital; (iii) any alleged action or omission to act by the Company, or the Company's respective officers, directors, employees or agents which alleged action or omission is willful or negligent; or (iv) McAllen Capital incurs legal expenses in defending other work product provided for the Company. Notwithstanding the foregoing, the Company will be under no obligation to indemnify McAllen Capital hereunder if a court determines that McAllen Capital was negligent or acted in bad faith or willfully with respect to any actions or omissions of McAllen Capital related to a matter for which indemnification is sought hereunder. Any time devoted by employees of McAllen Capital to situations for which indemnification is provided hereunder, shall be an indemnifiable cost payable by the Company at the normal hourly professional rate chargeable by such employee.

Mr. Victor M. George
Jacksonville Bancorp, Inc.
May 29, 1998
Page 11


                                 MCALLEN CAPITAL
                   CONFIDENTIALITY AND INDEMNIFICATION CLAUSES


         3. (b) McAllen Capital shall give written notice to the Company of such claim or facts within twenty days of the assertion of any claim or discovery of material facts upon which the McAllen Capital intends to base a claim for indemnification hereunder. In the event the Company elects, within seven days of the receipt of the original notice thereof, to contest such claim by written notice to McAllen Capital, McAllen Capital will be entitled to be paid any amounts payable by the Company hereunder, together with interest on such costs from the date incurred at the rate of the prime rate per annum within five days after the final determination of such contest either by written acknowledgment of the Company or a final judgment of a court of competent jurisdiction. If the Company does not so elect, McAllen Capital shall be paid promptly and in any event within thirty days after receipt by the Company of the notice of the claim.

                  (c) The Company shall pay for or reimburse the reasonable expenses, including attorneys' fees, incurred by McAllen Capital in advance of the final disposition of any proceeding within thirty days of the receipt of such request if McAllen Capital furnishes the Company: (1) a written statement of McAllen Capital's good faith belief that it is entitled to indemnification hereunder; and (2) a written undertaking to repay the advance if it ultimately is determined in a final adjudication of such proceeding that it or he is not entitled to such indemnification.

                  (d) In the event the Company does not pay any indemnified loss or make advance reimbursements of expenses in accordance with the terms of this agreement, McAllen Capital shall have all remedies available at law or in equity to enforce such obligation.

                  (e) The Company shall pay for or reimburse McAllen Capital for all costs and expenditures payable by McAllen Capital in connection with the engagement of third parties, including but not limited to compensation for such services, reimbursement of expenses and any indemnification rights, all within seven (7) days of the receipt of a request for payment thereof from McAllen Capital.

         It is understood that, in connection with McAllen Capital's above-mentioned engagement, McAllen Capital may also be engaged to act for the Company in one or more additional capacities, and that the terms of the original engagement may be embodied in one or more separate agreements. This agreement constitutes the entire understanding of the Company and McAllen Capital concerning the subject matter addressed herein. This agreement may not be modified, supplemented or amended except by written agreement executed by both parties.